FIRST AMENDMENT

THIS FIRST AMENDMENT, dated as of September 21, 2005 (this "Amendment"), is among MOVIE GALLERY, INC. (the "U.S. Borrower"), MOVIE GALLERY CANADA, INC. ("Canadian Borrower" and, together with the U.S. Borrower, the "Borrowers"), Wachovia Bank, National Association, as an issuing bank (the "U.S. Issuing Bank") and an administrative agent (the "U.S. Administrative Agent"), and CONGRESS FINANCIAL CORPORATION (CANADA), as an issuing lender (the "Canadian Issuing Bank") and an administrative agent (the "Canadian Administrative Agent" and, together with the U.S. Administrative Agent, the "Administrative Agents").

                              W I T N E S S E T H:

WHEREAS, the Borrowers have entered into that certain Credit Agreement dated as of April 27, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the First Amendment Effective Date, the "Existing Credit Agreement") with the lenders party thereto from time to time (the "Lenders"), the other agents party thereto from time to time, and the Administrative Agents;

WHEREAS, the U.S. Borrower has requested that certain Lenders make additional Term B Loans to it in an aggregate principal amount not to exceed $50,000,000 and the Borrowers have requested that the Lenders amend the Existing Credit Agreement in certain respects as more specifically set forth herein; and

WHEREAS, pursuant to Lender Consents (as defined below), the Required Lenders have consented to the amendments requested by the Borrowers and have authorized the Administrative Agents to enter into this Amendment to amend the Existing Credit Agreement as set forth below (the Existing Credit Agreement, as amended by this Amendment, being referred to as the "Credit Agreement") subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements herein contained, and for other valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    PART I
                                 DEFINITIONS

SUBPART 1.1. Certain Definitions. The following terms (whether or not underscored) when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural form thereof):

"Amendment" is defined in the preamble.

"Credit Agreement" is defined in the third recital.

"Consent and Acknowledgement" means the Acknowledgement and Consent executed and delivered by the Guarantors to the U.S. Administrative Agent, each substantially in the form of Exhibit A hereto.

"Existing Credit Agreement" is defined in the first recital.

"First Amendment Effective Date" is defined in Subpart 3.1.

"Lender Consents" means, collectively, each of the Lender Consents executed and delivered by the Lenders to the U.S. Administrative Agent, each substantially in the form of Exhibit B hereto.

SUBPART 1.2. Other Definitions. Terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

                                    PART II
                               AMENDMENTS TO THE
                            EXISTING CREDIT AGREEMENT

SUBPART 2.1. Amendments. Subject to the terms of Part III, effective on the First Amendment Effective Date the Existing Credit Agreement is hereby amended as set forth in this Part.

SUBPART 2.1.1. The Preliminary Statements to the Existing Credit Agreement are hereby amended by inserting at the end thereof a new subsection (f) as set forth below:

(f) To further support the working capital and general corporate purposes of the U.S. Borrower and its U.S. Subsidiaries, the U.S. Borrower will borrow from certain Lenders additional Term B Loans (the "Additional Term B Loans") pursuant to the conditions set forth in the First Amendment (as defined below) in an aggregate principal amount not to exceed $50,000,000; and once the Additional Term B Loans are so made to the U.S. Borrower, they shall be deemed to be "Term B Loans" for all purposes under this Agreement.

SUBPART 2.1.2. Section 1.1 of the Existing Credit Agreement is hereby amended as follows:

(i) Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following definitions in such Section in the appropriate alphabetical order:

"Additional Term B Loans" is defined in the recital of the parties to this Agreement.

"Amended Mortgages" means each of the Mortgages delivered under the Existing Credit Agreement prior to the First Amendment Effective Date as amended with respect to the First Amendment, in form and substance reasonably acceptable to the U.S. Administrative Agent and its counsel.

"First Amendment" means the First Amendment to this Agreement, dated as of September 21, 2005, among the Borrowers and the Administrative Agents and effective as of the First Amendment Effective Date.

"First Amendment Effective Date" is defined in Subpart 3.1 of the First
Amendment.

"Repricing Transaction" means the incurrence by any Loan Party of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement, but in any event excluding the issuance of any Indebtedness convertible into Equity Interests) that is secured or is broadly marketed or syndicated to banks and other institutional investors in financings similar to the Term B Loans (i) having an effective interest rate margin or weighted average yield (consistent with generally accepted financial practice, after giving effect to, among other factors, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) that is less than the Applicable Margin for, or weighted average yield of, the Term B Loans outstanding as of the First Amendment Effective Date after the Borrowing of the Additional Term B Loans, and (ii) the proceeds of which are used to repay, in whole or in part, principal of any outstanding Term B Loans.

(ii) Section 1.1 of the Existing Credit Agreement is hereby amended by replacing the following definitions in such Section in their entirety in the appropriate alphabetical order:

"Term B Loans" means, collectively, the amounts advanced by the Term B Lenders to the U.S. Borrower in an aggregate amount of up to (i) $700,000,000, as set forth on Part A of Schedule III attached hereto on the Closing Date and
(ii) $50,000,000, as set forth on Part B of Schedule III attached hereto on the First Amendment Effective Date.

"Term B Notes" means those certain term promissory notes in the aggregate original principal amount of (i) $700,000,000, one issued to each of the Term B Lenders listed on Part A of Schedule III hereto that requested a promissory note, by the U.S. Borrower in the amount of each of such Lender's Term B Loan on the Closing Date to the U.S. Borrower, and (ii) $50,000,000, one issued to each of the Term B Lenders listed on Part B of Schedule III hereto that requested a promissory note, by the U.S. Borrower in the amount of each of such Lender's Term B Loan on the First Amendment Effective Date to the U.S. Borrower, in each case, by the U.S. Borrower in the amount of each of such Lender's Term B Loan to the U.S. Borrower, each one substantially in the form of Exhibit A-4 attached hereto, and any extensions, modifications, renewals, endorsements or replacements of or amendments to any of the foregoing.

"U.S. Letter of Credit Commitment" means, with respect to the U.S. Issuing Bank, an initial amount equal to $40,000,000 or, if the U.S. Issuing Bank has entered into one or more Assignment and Acceptances, set forth for the U.S. Issuing Bank in the Register maintained by the U.S. Administrative Agent pursuant to Section 12.5(c) hereof as the U.S. Issuing Bank's "U.S. Letter of Credit Commitment", as such amount may be reduced from time to time pursuant to Sections 2.7 and 2.8 hereof.

"U.S. Obligations" means (a) all payment and performance obligations of every kind, nature and description of the U.S. Loan Parties, and any other obligors to the Lender Parties, Affiliates of the Lender Parties under or in connection with Secured Hedge Agreements, the Administrative Agents, or any of them, under this Agreement and the other Loan Documents (including any Letter of Credit commissions, interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to any such U.S. Loan Party, or any such other obligor, whether or not such claim is allowed in such bankruptcy action), as they may be amended from time to time, or as a result of making the Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, including the Incremental Facility Loans and the Additional Term B Loans, if any, and (b) the obligation to pay an amount equal to the amount of any and all damages which the Lender Parties, the Administrative Agents, or any of them, may suffer by reason of a breach by any U.S. Loan Party, or any other obligor, of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document.

SUBPART 2.1.3. Clause (c) of Section 2.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(c) The Term B Loans. (i) The Lenders who have Term B Loan Commitments agree, severally in accordance with their respective Term B Loan percentages as set forth on Part A of Schedule III hereof and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to the U.S. Borrower, on the Closing Date, an aggregate amount in U.S. Dollars equal to $700,000,000. After the Closing Date, the Term B Loans made on the Closing Date will bear interest at the Eurodollar Basis or the Base Rate Basis as provided in Section
2.2 hereof.

(ii) The Lenders who have Term B Loan Commitments with respect to Additional Term B Loans agree, severally in accordance with their respective Term B Loan percentages as set forth on Part B Schedule III hereof and not jointly, upon the terms and subject to the conditions of this Agreement and those set forth in Part 3 of the First Amendment, to lend to the U.S. Borrower, on the First Amendment Effective Date, an aggregate amount in U.S. Dollars equal to $50,000,000. After the First Amendment Effective Date, the Term B Loans made on the First Amendment Effective Date will bear interest at the Eurodollar Basis or the Base Rate Basis as provided in Section 2.2 hereof.

(iii) Amounts borrowed under this Section 2.1(c) and repaid or prepaid may not be reborrowed.

SUBPART 2.1.4. Subsection (g) of Section 2.3 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(g) Applicable Margin; Applicable Canadian BA Stamping Fee. (i) Subject to the remainder of this clause (i), with respect to (A) any Advance under the Revolving Commitments and Term A Loans, the Applicable Margin shall be as of any calculation date the interest rate margin set forth below under the heading "Base Rate Advance Applicable Margin" or "Eurodollar Advance Applicable Margin", as applicable, determined by the U.S. Administrative Agent and (B) any Canadian BA, the Applicable Stamping Fee shall be as of any calculation date the interest rate margin set forth below under the heading "Applicable Canadian BA Stamping Fee" determined by the Canadian Administrative Agent, in each case based upon the Leverage Ratio determined for the most recent Fiscal Quarter end, to be adjusted from time to time effective as of the second Business Day after the Performance Certificate referred to in Section 6.3 hereof is required to be furnished by the U.S. Borrower to the Administrative Agents and each Lender for the Fiscal Quarter most recently ended, expressed as a per annum rate of interest as follows:

                                     Base Rate    Eurodollar    Applicable
                                      Advance       Advance     Canadian BA
                       Leverage     Applicable    Applicable      Stamping
                        Ratio         Margin        Margin          Fee
                     ------------   ----------    ----------    -----------

Pricing Level 1      Greater than      2.50%         3.50%          3.50%
                     or equal to
                     3.25 to 1.00

Pricing Level 2      Greater than      1.75%         2.75%          2.75%
                     or equal to
                     2.75 to 1.00,
                     but less than
                     3.25 to 1.00

Pricing Level 3      Greater than      1.50%         2.50%          2.50%
                     or equal to
                     2.25 to 1.00,
                     but less than
                     2.75 to 1.00

Pricing Level 4      Greater than      1.25%         2.25%          2.25%
                     or equal to
                     1.75 to 1.00,
                     but less than
                     2.25 to 1.00

Pricing Level 5      Less than         1.00%         2.00%          2.00%
                     1.75 to 1.00

In the event that the U.S. Borrower fails to timely provide the Performance Certificate referred to in Section 6.3 hereof, and without prejudice to any additional rights under Section 8.2 hereof, Pricing Level 1 shall apply as of the first day after the date on which such statements or certificate were required to have been delivered until the actual delivery of such statements or certificate. Subject to the immediately preceding sentence, from the Closing Date until the day before the First Amendment Effective Date, (A) the Applicable Margin for Base Rate Advances shall be 1.75% and (B) the Applicable Margin for Eurodollar Advances and the Applicable Canadian BA Stamping Fee shall be 2.75%.

(ii) With respect to the Term B Loans, (A) from the Closing Date until the day before the First Amendment Effective Date, the Applicable Margin for Eurodollar Advances shall be 3.00% per annum and the Applicable Margin for Base Rate Advances shall be 2.00% per annum, and (B) from the First Amendment Effective Date and thereafter, the Applicable Margin for Eurodollar Advances shall be 3.75% per annum and the Applicable Margin for Base Rate Advances shall be 2.75% per annum.

SUBPART 2.1.5. Section 2.6 of the Existing Credit Agreement is hereby amended by inserting at the end thereof a new subsection (d) as set forth below:

(d) Notwithstanding anything contained in this Section 2.6, if the U.S. Borrower makes any optional prepayment of any Term B Loan prior to the first Business Day following the first calendar anniversary of the First Amendment Effective Date in connection with any Repricing Transaction, the U.S. Borrower shall pay to the U.S. Administrative Agent, for the ratable account of the Term B Lenders, a prepayment premium in an amount equal to 1.00% of the aggregate principal amount of the Term B Loans so prepaid, in addition to all accrued interest thereon and any additional amounts required pursuant to Section 10.3 hereof.

SUBPART 2.1.6. Section 2.8 of the Existing Credit Agreement is hereby amended as follows:

(i) Subsection (d) of Section 2.8 of the Existing Credit Agreement is hereby amended by adding in its entirety to read as follows:

(d) In addition to the scheduled repayments provided for in Section 2.4 hereof, so long as the Leverage Ratio as of the end of the most recently completed Fiscal Year is (i) greater than 3.0 to 1.0, the U.S. Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of Excess Cash Flow for the most recently completed Measuring Period, (ii) greater than to 2.5 to 1.0 and less than or equal to 3.0 to 1.0, the U.S. Borrower shall prepay the Loans in an amount equal to seventy-five percent (75%) of Excess Cash Flow for the most recently completed Measuring Period, (iii) greater than 2.0 to 1.0 and less than or equal to 2.5 to 1.0, the U.S. Borrower shall prepay the Loans in an amount equal to fifty percent (50%) of Excess Cash Flow for the most recently completed Measuring Period, and (iv) equal to or less than 2.0 to 1.0, the U.S. Borrower shall not be required to make any prepayment in respect of Excess Cash Flow. Such Excess Cash Flow shall be applied on the Business Day on which the Performance Certificate referred to in Section 6.3 hereof is due for the applicable Fiscal Year to such prepayment in accordance with Section 2.8(f) hereof.

(ii) Section 2.8 of the Existing Credit Agreement is hereby amended by inserting at the end thereof a new subsection (h) as set forth below:

(h) Notwithstanding anything contained in this Section 2.8, if the U.S. Borrower makes any mandatory prepayment of any Term B Loan prior to the first Business Day following the first calendar anniversary of the First Amendment Effective Date in connection with any Repricing Transaction, the U.S. Borrower shall pay to the U.S. Administrative Agent, for the ratable account of the Term B Lenders, a prepayment premium in an amount equal to 1.00% of the aggregate principal amount of the Term B Loans so prepaid, in addition to all accrued interest thereon and any additional amounts required pursuant to Section 10.3 hereof.

SUBPART 2.1.7. Section 5.9 of the Existing Credit Agreement is hereby amended as follows:

(i) subsection (a) of Section 5.9 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(a) The U.S. Borrower will use the aggregate proceeds of all U.S. Advances
(i) in the case of the Term Loans made on the Closing Date, to finance the Target Acquisition and the Refinancing and pay fees and expenses attributable to this Agreement, the Target Acquisition and the Refinancing, (ii) in the case of U.S. Letters of Credit, to support existing letters of credit (in an aggregate amount not to exceed $20,600,000) of the U.S. Borrower and its U.S. Subsidiaries, and (iii) in the case of U.S. Swing Line Loans and U.S. Letters of Credit, for purposes of supporting working capital and general corporate purposes of the U.S. Borrower and its U.S. Subsidiaries and replacing certain existing letters of credit of the U.S. Borrower and Target.

(ii) Section 5.9 of the Existing Credit Agreement is hereby amended by inserting at the end thereof a new subsection (c) as set forth below:

(c) The U.S. Borrower will use the aggregate proceeds of the Term B Loans made on the First Amendment Effective Date for the purposes of supporting working capital and general corporate purposes of the U.S. Borrower and its U.S. Subsidiaries.

SUBPART 2.1.8. Section 7.13 of the Existing Credit Agreement are hereby amended in its entirety to read as follows:

Section 7.13.  Financial Covenants.  The U.S. Borrower will not permit:

(a) the Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

                  Measuring Period                   Leverage Ratio
              -------------------------            ------------------
              The Third Quarter of 2005               4.00 to 1.00
              through and including the
              Second Quarter of 2006

              The Third Quarter of 2006               3.00 to 1.00

              The Fourth Quarter of 2006              2.50 to 1.00

              The First Quarter of 2007               2.25 to 1.00
              through and including the
              Third Quarter of 2007

              The Fourth Quarter of                   2.00 to 1.00
              2007 and thereafter

(b) the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period.

                   Measuring Period            Fixed Charge Coverage Ratio
              -------------------------        ---------------------------
              The Third Quarter of 2005                1.05 to 1.00
              through and including the
              Second Quarter of 2006

              The Third Quarter of 2006                1.10 to 1.00
              and thereafter

(c) the Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period.

                   Measuring Period              Interest Coverage Ratio
              -------------------------        ---------------------------
              The Third Quarter of 2005                3.00 to 1.00

              The Fourth Quarter of 2005               2.75 to 1.00
              through and including
              Second Quarter of 2006

              The Third Quarter of 2006                3.00 to 1.00
              and thereafter

SUBPART 2.1.9. Section 8.1 to the Existing Credit Agreement is hereby amended by deleting the "or" at the end of subsection (q) thereof, replacing the "." at the end of subsection (r) thereof with "or" and inserting at the end thereof a new subsection (s) as set forth below:

(s) The U.S. Borrower or any of its Subsidiaries shall default in its performance of Part IV of the First Amendment.

SUBPART 2.1.10. Schedule III to the Existing Credit Agreement are hereby amended by adding "Part A of Schedule III" to the beginning thereof and attaching to the end thereof "Part B of Schedule III" and the data thereunder as set forth in Exhibit C hereto.

                                   PART III
                          CONDITIONS TO EFFECTIVENESS

SUBPART 3.1. Effectiveness Conditions. This Amendment shall become effective on the date (the "First Amendment Effective Date") when each of the conditions set forth in this Part have been satisfied. The U.S. Administrative Agent shall provide written notice to the U.S. Borrower of the occurrence of the First Amendment Effective Date promptly following the occurrence thereof.

SUBPART 3.1.1. Executed Counterparts. The Administrative Agents shall have received (i) counterparts of this Amendment duly executed and delivered on behalf of the Borrowers and the Administrative Agents; (ii) counterparts of the Acknowledgement and Consent duly executed and delivered on behalf of the Guarantors; (iii) Consents duly executed and delivered by behalf of the Majority Lenders and the Majority Canadian Lenders; (iv) duly executed U.S. Notes (to the extent requested by any U.S. Lenders making Additional Term B Loans) and duly executed counterparts of this Agreement.

SUBPART 3.1.2. Secretary's Certificates. The Administrative Agents shall have received a secretary's certificate from each Loan Party (including, without limitation, Holdings) attaching a true, complete and correct copy of the resolutions of such Loan Party authorizing the borrowing of the Term B Loans on the First Amendment Effective Date and authorizing it to execute, deliver and perform the Loan Documents, including the First Amendment, to which it is a party.

SUBPART 3.1.3. Request for Advance. The Administrative Agents shall have received a duly executed Request for Advance with respect to borrowing of the Term B Loans on the First Amendment Effective Date, in the form and manner set forth in Section 2.2 of the Credit Agreement.

SUBPART 3.1.4. Legal Opinions. The Administrative Agents shall have received legal opinions of Alston & Bird LLP, counsel to the U.S. Loan Parties, addressed to each U.S. Lender Party and the U.S. Administrative Agent, in form and substance reasonably satisfactory to the Approval Lenders and their counsel, including, without limitation, as to existence, authority, enforceability, non-contravention, continuing creation and perfection, litigation and dated as of the First Amendment Effective Date.

SUBPART 3.1.5. Performance Certificate. The U.S. Administrative Agent shall have received a Performance Certificate dated as of the First Amendment Effective Date for the period of four full Fiscal Quarters immediately preceding the First Amendment Effective Date (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Sections 6.1 and 6.2 of the Existing Credit Agreement) (i) giving pro forma effect to the borrowing of the Term B Loans on the First Amendment Effective Date and (ii) evidencing compliance with the covenants set forth in Section 7.13 and setting forth a pro forma calculation of the Leverage Ratio, as amended by this First Amendment and after giving effect to the borrowing of the Term B Loans on the First Amendment Effective Date.

SUBPART 3.1.6. Solvency Certificate. The U.S. Administrative Agent shall have received a duly executed Financial Condition and Solvency Certificate executed and delivered by the chief financial officer of the U.S. Borrower dated as of the First Amendment Effective Date certifying as to the Solvency of the U.S. Borrower and each of its Subsidiaries, taken as a whole, immediately after giving effect to the borrowing of the Term B Loans on the First Amendment Effective Date.

SUBPART 3.1.7. Amendment Fee. The Administrative Agent shall have received, for the account of each of the Lenders who have executed and delivered a Lender Consent not later than 6:00 p.m., Wednesday, September 21, 2005, an amendment fee in an amount equal to 0.25% of the sum of such Lender's Commitment under the Existing Credit Agreement, plus such Lender's Commitment, if any, to make any Additional Term B Loans under the Credit Agreement.

SUBPART 3.1.8. Fees and Expenses. The Administrative Agent shall have received all fees and expenses due under Section 12.2 of the Existing Credit Agreement in connection with the negotiation, preparation, execution and delivery of this Amendment, including, but not limited to, the reasonable fees, disbursements and other charges of Mayer, Brown, Rowe & Maw LLP, special counsel for the U.S. Administrative Agent and its Affiliates.

                                    PART IV
                            POST-CLOSING CONDITIONS

SUBPART 4.1. Post-Closing Conditions. Not later than 45 days after the First Amendment Effective Date, the U.S. Borrower shall provide the following to the U.S. Administrative Agent:

SUBPART 4.1.1. Amended Mortgages. The U.S. Administrative Agent shall have received the Amended Mortgages, together with:

(i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each such Amended Mortgage as may be necessary or, in the reasonable opinion of the U.S. Administrative Agent, desirable to create a valid, First Priority perfected Lien (subject only to Liens permitted hereunder) against the properties purported to be covered thereby;

(ii) mortgagee's title insurance policies in favor of the U.S. Administrative Agent for the benefit of the U.S. Secured Parties in amounts and in form and substance and issued by insurers, reasonably satisfactory to the U.S. Administrative Agent, with respect to the property purported to be covered by each Amended Mortgage; and

(iii) such other approvals, opinions or documents as the U.S. Administrative Agent may reasonably request with respect to such real property.

SUBPART 4.1.2. Legal Opinions. The U.S. Administrative Agent shall have received legal opinions of (i) Alabama local counsel to the Loan Parties on Alabama real estate matters, (ii) Louisiana local counsel to the Loan Parties on Louisiana real estate matters, (iii) Minnesota local counsel to the Loan Parties on Minnesota real estate matters, (iv) Mississippi local counsel to the Loan Parties on Mississippi real estate matters and (v) Ohio local counsel to the Loan Parties on Ohio real estate matters, in form and substance reasonably satisfactory to the Approval Lenders and their counsel, and dated as of the date of the related Amended Mortgage.

                                    PART IV
                            MISCELLANEOUS PROVISIONS

SUBPART 5.1. Representations and Warranties. The Borrowers hereby represent and warrant to the Lenders that:

(i) all of the representations and warranties of the Borrowers and their respective Subsidiaries under the Credit Agreement and the other Loan Documents, which, pursuant to Section 4.2 of the Credit Agreement, are made at and as of the First Amendment Effective Date, are true and correct at such time in all material respects as if made on the First Amendment Effective Date,
(a) both before and immediately after giving effect to this Amendment,
(b) after giving effect to the borrowing of the Term B Loans on the First Amendment Effective Date and applying of the proceeds thereof and (c) after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties; and

(ii) no Default has occurred and is continuing, or would result from entering into this Amendment, or giving effect to the making of the Term B Loans on the First Amendment Effective Date or from the application of the proceeds therefrom.

SUBPART 5.2. Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 5.3. Loan Document Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement.

SUBPART 5.4. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 5.5. Full Force and Effect; Limited Amendment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement, any other Loan Document referred to therein or herein or of any transaction or further or future action on the part of the Borrowers or any other Loan Party which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

SUBPART 5.6. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SUBPART 5.7. Execution in Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.